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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.



                                                                       QUARTER ENDED                  NINE MONTHS ENDED
                                                                         DECEMBER 31,                     DECEMBER 31,
                                                                         ------------                     ------------

                                                                     1999            1998             1999           1998
                                                                    ------          ------           ------         ------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED
-------

EARNINGS

Net Income (loss)                                                   $1,149          $ (923)          $7,055         $5,346
                                                                    ======          ======           ======         ======

SHARES

Weighted average number of shares of common Shares                   8,322           8,322            8,322          8,301

Assuming conversion of Class C Convertible Preferred Stock             636                              636            636

Dilutive effect of outstanding options                                  15                               17             65
                                                                    ------          ------           ------         ------

Total common and common equivalent shares                            8,973           8,322            8,975          9,002
                                                                    ======          ======           ======         ======

DILUTED EARNINGS (LOSS) PER SHARE                                   $  .13          $ (.11)          $  .79         $  .59
                                                                    ======          ======           ======         ======


BASIC
-----

EARNINGS

Net Income                                                          $1,149          $ (923)          $7,055         $5,346
                                                                    ======          ======           ======         ======

SHARES

Weighted average number of common shares                             8,322           8,322            8,322          8,301
                                                                    ======          ======           ======         ======

BASIC EARNINGS (LOSS) PER SHARE                                     $  .14          $ (.11)          $  .85         $  .64
                                                                    ======          ======           ======         ======


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